Exhibit 107

Calculation of Filing Fee Tables Form F-1

Magnitude International Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

		Ordinary Shares, par value US$0.000025
Fees to Be Paid	Equity	per share(2)	Rule 457(0)	2,200,000	$5.00	$11,000,000	0.0001531		$1684.10
		Ordinary Shares, par value US$0.000025
		per Share(3)	Rule 457(c)	8,804,400	$5.00	$44,022,000	0.0001531		$6739.77
Total Offering Amounts						$55,022,000	0.0001531		$8423.87
Total Fees Previously Paid								$
Total Fee Offsets								$
Net Fee Due									$8423.87

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), as amended.

(2)	Pursuant to Rule 416 under the Securities Act, as amended, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of share splits, share dividends, or similar transactions.

(3)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling shareholders of the Registrant of up to 8,804,400 Ordinary Shares previously issued to the selling stockholders as named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.